Exhibit a(3)

LEGG MASON PARTNERS EQUITY FUND, INC.

ARTICLES SUPPLEMENTARY
(Class I Common Stock)

      Legg Mason Partners Equity Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to the authority vested in the Board of Directors (“Board of Directors”) of the Corporation by the Maryland General Corporation Law (“MGCL”) and the charter (“Charter”) of the Corporation, the Board of Directors at a meeting duly convened and held, adopted resolutions reclassifying and designating authorized but unissued shares the Corporation’s Common Stock, par value $.001 per share (the "Common Stock"), as Class I Common Stock (the "Class I Common Stock"), and accordingly, the Corporation hereby is authorized to issue five classes of Common Stock: Class A Common Stock, Class B Common Stock, Class C Common Stock, Class O Common Stock and Class I Common Stock, each consisting, until further changed, of the lesser of (i) 125,000,000 shares or (ii) the number of shares that could be issued by issuing all of the shares of Common Stock currently or hereafter classified less the total number of shares of Common Stock then issued and outstanding. The Class I Common Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of a Class within the meaning of Article IV of the Charter.

      SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class O Common Stock are not changed by these Articles Supplementary.

      THIRD: These Articles Supplementary do not increase the authorized stock of the Corporation.

      FOURTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman, President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Assistant Secretary this 18th day of December, 2006.

ATTEST:		LEGG MASON PARTNERS
EQUITY FUND, INC.

By:	/s/ Barbara J. Allen	By:	/s/ R. Jay Gerken

	Barbara J. Allen		R. Jay Gerken
	Assistant Secretary		Chairman, President and Chief
Executive Officer